UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 10, 2016

Natural Grocers by Vitamin Cottage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35608	45-5034161
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12612 West Alameda Parkway

Lakewood, Colorado 80228

(Address of principal executive offices) (Zip Code)

(303) 986-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On May 10, 2016, Vitamin Cottage Natural Food Markets, Inc. (the “Operating Company”), a wholly owned subsidiary of Natural Grocers by Vitamin Cottage, Inc. (the “Company”), entered into an amendment (the “Amendment”) to its credit agreement (the “Credit Facility”).

Pursuant to the Amendment: (i) the amount available for borrowing under the Credit Facility was increased from $30.0 million to $45.0 million (including a $5.0 million sublimit for standby letters of credit); (ii) the Operating Company has the ability to increase the amount available for borrowing by an additional amount of up to $5.0 million if the existing lenders or other eligible lenders agree to provide an additional commitment or commitments; (iii) so long as no default exists under the Credit Facility or would arise as a result thereof, the Operating Company and the Company are allowed to repurchase, redeem or otherwise buy back shares of the Company’s common stock in an amount not to exceed $10.0 million; and (iv) so long as no default exists under the Credit Facility or would arise as a result thereof, the Operating Company may pay cash dividends to the Company to pay for repurchases of shares of the Company’s common stock in an amount not to exceed $10.0 million.

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 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2016

Natural Grocers by Vitamin Cottage, Inc.

By:	/s/ Kemper Isely
Name:	Kemper Isely
Title:	Co-President

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